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                                                                   EXHIBIT 99(a)


                           [AVISTA CORP. LETTERHEAD]

                                                                    NEWS RELEASE

CONTACT: Media: Hugh Imhof (509) 495-4264 hugh.imhof@avistacorp.com
         Investors: Angie Teed (509) 495-2930 angela.teed@avistacorp.com


                                                          FOR IMMEDIATE RELEASE:
                                                          June 14, 2002
                                                          5:00 p.m. EDT


                       AVISTA FILES RESPONSE TO FERC ORDER
          FILING DEMONSTRATES AVISTA DID NOT ENGAGE IN ENRON STRATEGIES

SPOKANE, WASH.: Avista Corp. (NYSE:AVA) said today that a detailed records review to address perceived discrepancies between federal filings in May by Portland General Electric (PGE) and Avista continues to show that Avista did not engage in the trading practices specified by the Federal Energy Regulatory Commission in its June 4 order. Avista provided its response today to the FERC order that had asked for clarification of certain company power transactions in the April to June 2000 timeframe.

        Working around the clock, Avista Utilities employees and outside experts have reviewed hundreds of hours of recordings from utility transactions made during 2000. The review focused on a small number of trades with PGE and Enron that may have been considered by FERC to be part of Enron's broader strategies and thus prompted the FERC inquiry.

        After careful examination, the Avista Utilities transactions in question were found to be standard buy/sell transactions that do not meet the definition of trading strategies under investigation by FERC. More importantly, the documentation provided to FERC today shows that Avista Utilities employees had no knowledge of the strategies Enron may have been pursuing.

        For Avista, the transactions amounted to less than one tenth of one percent of all trading activity during the second quarter of 2000. The company earned less than $2,500 from those transactions.


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Page 2 Avista Files Response to FERC Order


        "Our initial findings indicated that Avista had not engaged in the specific trading strategies identified by FERC," said Gary G. Ely, chairman, president and chief executive officer of Avista Corp. "After further investigation by Avista, it is apparent that the company filed an accurate response to FERC at that time. Today's filing, with this additional information, substantiates our previous claim. In fact, it is abundantly clear that Avista did not initiate or promote such trading strategies."

        Avista, in today's filing, has offered to meet with commission staff so that any remaining concerns may be clarified. The FERC order was directed at Avista Utilities, a unit of Avista Corp., and not at Avista Energy, which is an unregulated energy marketing business separate from the utility.

ABOUT AVISTA CORP.

        Avista Corp. is an energy company involved in the production, transmission and distribution of energy as well as other energy-related businesses. Avista Utilities is a company operating division that provides electric and natural gas service to customers in four western states. Avista's non-regulated affiliates include Avista Advantage, Avista Labs and Avista Energy. Avista Corp.'s stock is traded under the ticker symbol "AVA" and its Internet address is www.avistacorp.com

        Avista Corp. and the Avista Corp. logo are trademarks of Avista Corporation. All other trademarks mentioned in this document are the property of their respective owners.

        This news release contains forward-looking statements regarding the company's current expectations. Forward-looking statements are all statements other than historical facts. Such statements speak only as of the date of the news release and are subject to a variety of risks and uncertainties, many of which are beyond the company's control, which could cause actual results to differ materially from the expectations. These risks and uncertainties include, in addition to those discussed herein, all of the factors discussed in the company's Annual Report on Form 10-K for the year ended Dec. 31, 2001 and Form 10-Q for the quarter ended March 31, 2002.


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